EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

February 25, 2008

USEC Reports Strong 2007 Results

•	Net income of $25.1 million for 4th quarter compared to net income of $40.1 million in the same quarter last year

•	Net income of $96.6 million for 2007 compared with $106.2 million in 2006

•	Net income guidance for 2008 of $25 to $45 million reflecting movement of customer deliveries and timing of orders based on 18-to-24-month refueling cycles

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported net income of $25.1 million or 22 cents per share (or 13 cents per share on a diluted basis) for its fourth quarter ended December 31, 2007, compared to net income of $40.1 million or 46 cents per share in the same quarter of 2006. Pro forma net income before American Centrifuge expenses was $42.5 million in the fourth quarter of 2007 compared to $61.9 million in the same quarter last year.

USEC reported net income of $96.6 million or $1.04 per share (or $.94 per share on a diluted basis) for full-year 2007 ended December 31, 2007, compared to $106.2 million or $1.22 per share in the same period of 2006. Pro forma net income before American Centrifuge expenses was $178.5 million in 2007, compared to $173.3 million in 2006. Both net income and cash flow from operations slightly exceeded previous guidance provided with our third quarter 2007 results.

The financial results in 2007 reflect higher revenue on increased SWU volume and higher average prices billed to customers, offset by higher electric power costs, and to a lesser extent, higher purchase costs from Russia. These results also reflect the impact of $22.1 million of non-cash reversals of prior income tax-related accruals. The gross profit margin for 2007 was 14.9 percent compared to 18.2 percent in the same period of 2006.

“2007 was a year of accomplishments for USEC on several fronts,” said John K. Welch, USEC president and chief executive officer. “Our financial results for the year were substantially better than our initial outlook. Eighteen months ago we said the gross profit margin for 2007 was likely to be around 5 percent, which would have resulted in a substantial loss.

“We worked hard to change that future and delivered a positive financial result. We negotiated a five-year power supply agreement with fairly predictable rates that provided us with additional electricity and allowed us to increase production at our Paducah plant. Our team at Paducah responded by producing a record amount of low enriched uranium for a month in December.

“We also began construction of the American Centrifuge Plant in May and began operations in our Lead Cascade integrated testing program in Piketon, Ohio in August,” Welch said. “All of these actions are part of our plan to deliver long-term shareholder value by positioning USEC to take advantage of the growing global demand for nuclear power, a clean and cost-effective source of electricity.”

USEC today also issued a separate news release providing an update regarding our American Centrifuge project.

To date much of the spending on the American Centrifuge project has been expensed, which reduces net income. In the third quarter, USEC moved from a demonstration phase to a commercial plant phase where increasing amounts of costs are being capitalized as part of building the American Centrifuge Plant. Nonetheless, ACP expenses for 2007 totaled $126 million, which represents a 22 percent increase over 2006. To help investors evaluate the impact of these adjustments to current business results, USEC is reporting a non-GAAP financial measure – pro forma net income before American Centrifuge expenses. A table reconciling this measure to net income is included in this news release.

Revenue

Revenue for the year was $1,928 million, an increase of 4 percent over 2006. Revenue from the sale of separative work units (SWU) was $1,570.5 million compared to $1,337.4 million in 2006, an increase of $233.1 million or 17 percent. SWU volume increased 8 percent and average prices billed to customers were 9 percent higher compared to 2006. Revenue from the sale of uranium in 2007 was $163.5 million compared to $316.7 million in 2006, as sales volume declined 60 percent, offset by a 29 percent increase in average prices billed to customers. Revenue from our U.S. government contracts segment was nearly unchanged at $194 million in 2007.

Revenue for the fourth quarter was $617.2 million compared to $544.2 million in the same quarter last year, an increase of 13 percent. Revenue from the sales of SWU was $536.1 million, compared to $362.5 million in the fourth quarter of 2006. The $173.6 million increase reflects a 33 percent increase in volume of SWU sold and an 11 percent increase in average prices billed to customers. Uranium revenue was $29.3 million compared to $135.5 million in the same quarter last year with both volume and prices declining. Revenue from the U.S. government contracts segment was $51.8 million.

USEC’s customers generally place orders under long-term contracts tied to reactor refuelings that occur on a 12- to 24-month cycle. Therefore, short-term comparisons of USEC’s financial results are not necessarily indicative of longer-term results.

At December 31, 2007, deferred revenue amounted to $116.4 million with a deferred gross profit of $58.1 million, compared to deferred revenue at year-end 2006 of $129.4 million with a deferred gross profit of $51.0 million. In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium is physically delivered.

Cost of Sales, Gross Profit Margin and Expenses

Cost of sales for 2007 for SWU and uranium was $1,473.6 million, an increase of $124.4 million or 9 percent, which is in line with the increase in SWU volume. Cost of sales for SWU and uranium reflects monthly moving average inventory costs based on production and purchase costs. The unit cost of sales per SWU during 2007 was 7 percent higher than the year before, reflecting a 14 percent increase in unit production costs due to higher power costs, as well as higher purchase prices paid to Russia. Purchase prices paid to Russia are set by a market-based pricing formula and have increased as market prices have increased in recent years. Cost of sales for U.S. government contracts was $166.9 million, a reduction of $4.4 million compared to 2006.

The gross profit for 2007 was $287.5 million, a decline of $49.4 million or 15 percent over 2006. For the fourth quarter, the gross profit was $74.6 million compared to $113.2 million in the same quarter of 2006. The gross profit margin for the year and quarter were 14.9 percent and 12.1 percent, respectively, compared to 18.2 percent and 20.8 percent in the same periods of 2006, respectively. The lower gross profit margin in 2007 reflects the impact of higher prices for electricity on SWU production costs, higher purchase prices to Russia and volume declines in higher-margin uranium sales, partially offset by higher average sales prices.

Selling, general and administrative (SG&A) expenses totaled $45.3 million in 2007, a decrease of $3.5 million or 7 percent over 2006. The decrease was due to a reversal of a previously accrued tax penalty and reduced consulting expense, partially offset by higher expenses related to equity compensation plans.

Advanced technology expenses, primarily related to the demonstration of the American Centrifuge technology, were $127.3 million in 2007, an increase of $21.8 million compared to 2006. The higher spending reflects work related to Lead Cascade integrated testing. Spending by NAC on its spent fuel storage technology is included in the total and was $1.3 million in 2007, a decrease of $0.8 million year-over-year. In addition, $118.5 million in spending related to the commercial American Centrifuge Plant was capitalized in 2007, compared to $41.2 million capitalized in 2006.

Cash Flow

At December 31, 2007, USEC had a cash balance of $886.1 million reflecting the $775 million net proceeds we raised in September 2007, compared to $171.4 million at December 31, 2006. Cash flow from operations in 2007 was $109.2 million, compared to cash flow from operations of $278.1 million in 2006. The $168.9 million difference was primarily due to a smaller reduction in inventory year over year reflecting a reduction in SWU and uranium sales quantities, offset by increases in average costs.

Capital expenditures totaled $137.2 million in 2007, compared to $44.8 million for 2006. The majority of capital expenditures were related to the American Centrifuge project, as noted above.

Cash flow from financing activities reflects the $775 million net proceeds raised in September 2007 through the concurrent issuance of 23 million shares of common stock and $575 million in convertible notes.

2008 Outlook

USEC has historically delivered LEU containing 10 to 12 million SWU annually. Deliveries in 2004 were at the low end of that range while deliveries in 2006 were at the high end of that range. Due to movement in the timing of customer deliveries into 2007, the refueling schedule for customer nuclear reactors and customers ordering more SWU in order to deliver less uranium in response to sharply higher uranium prices, deliveries in 2007 were above that historic average. Because a majority of the reactors served by USEC are refueled on an 18-to-24 month cycle, we anticipate a decline in deliveries in 2008, followed by delivery levels in 2009 roughly similar to 2007.

USEC expects total revenue in a range of $1.7 to $1.78 billion in 2008. Revenue from SWU is expected to be in a range of $1.3 to $1.35 billion. We expect SWU volume to be down 15 to 20 percent and average price billed to customers to be nearly unchanged from 2007. Uranium revenue is expected to be relatively flat compared to 2007 at approximately $200 million, but the recognition of revenue from uranium will be subject to the timing of the uranium in LEU deliveries. While we have a view of the timing of uranium revenue recognition based on anticipated LEU deliveries, an increase in uranium revenue in 2008 from what we are projecting would substantially improve the gross profit margin. We expect uranium volume to decline 10 percent but the average price billed to customers to rise by 20 percent. Revenue from government services and other is expected to total approximately $215 million.

The price of electric power continues to play an important role in our production costs, but a five-year power agreement signed with the Tennessee Valley Authority in 2007 will moderate the increase compared to the past two years. The price we will pay Russia for LEU purchased under the Megatons to Megawatts program is expected to increase by about 10 percent in 2008 compared to 2007. This price is set under a multi-year retrospective view of market prices and the long-term price for SWU has increased 24 percent in the past two years. The cost of sales, reflecting higher production and purchase costs rolling though our inventory, is increasing faster than our average price billed to customers, putting pressure on our gross profit margin. We expect our gross profit margin in 2008 will be roughly 13 to 14 percent, compared to 14.9 percent in 2007.

Below the gross profit line, USEC expects selling, general and administrative expense to be approximately $55 million and net interest to be positive by approximately $9 million. We anticipate our income tax rate will be close to the combined federal and state statutory rate. At this time, we are in the midst of updating our project budget for the American Centrifuge Plant. Although a substantial portion of the roughly $650 to $700 million in ACP spending in 2008 will be capitalized, we are continuing development and demonstration efforts that are expensed. We continue our efforts to identify improvements in design, assembly and operations that can help to ensure reliability and lower the cost of the AC100 machine. We expect to expense roughly $125 million of advanced technology spending during 2008.

The ranges involved in our guidance for SWU revenue and gross profit margin create a wider than usual range for net income guidance for 2008. USEC expects net income in 2008 in the range of $25 to $45 million. Our earnings guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from our expectations could cause substantial differences between our guidance and ultimate results. Among the factors that could affect net income are:

•	The timing of recognition of previously deferred revenue and deferred revenue related to uranium deliveries;

•	Movement and timing of customer orders;

•	Changes in inflation and in SWU and uranium market prices;

•	Additional uranium sales made possible by underfeeding the production process at the Paducah GDP; and

•	The amount of spending on the American Centrifuge plant that is classified as expense.

Cash flow used in operations in 2008 is expected to be $60 to $80 million. The reduction in cash flow compared to 2007 is a result of lower expected SWU sales and timing of orders expected to be delivered in the fourth quarter of 2008. Other factors include higher disbursements for electric power as we build LEU inventory for future deliveries and increased costs for purchases from Russia under the Megatons to Megawatts program. Cash flow used in operations in 2008 reflects our expectation to expense roughly $125 million in advanced technology spending. We expect cash flow from operations to significantly improve in 2009. We expect revenue in December 2008 to account for about 15 percent of 2008 total revenue and we will collect that cash in early 2009. We also expect SWU sales volumes in 2009 to return to levels seen in 2007 and for average prices billed to customers to improve.

Other Business Matters

•	The Paducah plant set a record in December for monthly SWU production as more production cells were on line to efficiently convert a higher electric power load into more low enriched uranium for reactors. The highest number of production cells in 25 years were on line during the month and the plant produced 658,000 SWU. Under a power agreement with TVA that took effect June 1, 2007, USEC is taking 2,000 megawatts of electricity during non-summer months, which is approximately 400 megawatts more than under the prior power agreement.

•	USEC has been meeting with customers regarding long-term contracts for uranium enrichment from the American Centrifuge Plant. We have received strong interest from customers and expect to begin signing long-term contracts over the next six to nine months. Having contracts in hand will be important for raising debt capital as it will provide potential investors in USEC debt with clear visibility to a revenue stream to pay interest on debt. At December 31, 2007, USEC had a sales backlog of $6.5 billion, compared to $7.0 billion one year earlier.

•	In December 2007, federal legislation authorized funding for DOE loan guarantees for nuclear power projects, including up to $2 billion for advanced facilities for the front end of the nuclear fuel cycle, which includes uranium enrichment. We expect to apply for a guarantee under the program when DOE requests applications over the next several months. We currently view the loan guarantee program as the preferred path for obtaining debt financing. On a parallel path, however, USEC continues to evaluate and prepare for an alternative approach to the debt markets in late 2008.

•	USEC will hold its Annual Meeting of Shareholders at 10 a.m. April 24 at the Marriott

Bethesda North Hotel & Conference Center.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Use of Non-GAAP Financial Information

The earnings release contains a non-GAAP financial measure – pro forma net income before American Centrifuge expenses. Management believes that, because pro forma net income before American Centrifuge expenses excludes the significant expenses related to the Company’s development of the American Centrifuge uranium enrichment technology, which is not the technology the Company now uses in its uranium enrichment operations, it is more reflective of the Company’s current core operating results and provides investors with additional useful information to measure the Company’s performance, particularly with respect to performance from period to period.

While the Company believes this non-GAAP financial measure is useful in evaluating the Company, the information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.

Forward Looking Statements

This document contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: the success of the demonstration and deployment of our American Centrifuge technology including our ability to meet our performance targets and schedule for the American Centrifuge Plant, the cost of the American Centrifuge Plant and our ability to secure required external financial support; the cost of electric power used at our gaseous diffusion plant; our dependence on deliveries under the Russian Contract and on a single production facility; our inability under existing long-term contracts to pass on to customers increases in SWU prices under the Russian contract resulting from significant increase in market prices; changes in existing restrictions on imports of Russian enriched uranium, including the imposition of duties on imports of enriched uranium under the Russian Contract; the elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends in the uranium and enrichment markets and their impact on our profitability; changes to, or termination of, our contracts with the U.S. government and changes in U.S. government priorities and the availability of government funding, including loan guarantees; the impact of government regulation; the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits and government/regulatory and environmental remediation efforts); the competitive environment for our products and services; changes in the nuclear energy industry; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and subsequent quarterly Form 10-Qs. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements except as required by law.

Contacts

Investors: Media:	Steven Wingfield (301) 564-3354 Elizabeth Stuckle (301) 564-3399

USEC Inc.

RECONCILIATION OF NON-GAAP PRO FORMA NET INCOME BEFORE AMERICAN CENTRIFUGE EXPENSES TO GAAP NET
INCOME (Unaudited)

	Three Months Ended		Twelve Months Ended
Amounts in millions	Dec 31,		Dec 31,
	2007	2006	2007	2006
Pro forma net income before American Centrifuge expenses	$42.5	$61.9	$178.5	$173.3
LESS: American Centrifuge expenses (a)	26.8	33.6	126.0	103.3
ADD: Provision for income taxes (based on
Federal statutory tax rate of 35%)	(9.4)	(11.8)	(44.1)	(36.2)

SUBTOTAL: American Centrifuge expenses,
net of taxes	$17.4	$21.8	$81.9	$67.1
Net income, GAAP basis	$25.1	$40.1	$96.6	$106.2

Note (a): American Centrifuge expenses included in Advanced Technology costs.

USEC Inc.
CONSOLIDATED STATEMENTS OF INCOME
(millions, except per share data)

	Years Ended December 31,
	2007	2006	2005
Revenue:
Separative work units	$1,570.5	$1,337.4	$1,085.6
Uranium	163.5	316.7	261.3
U.S. government contracts and other	194.0	194.5	212.4

Total revenue	1,928.0	1,848.6	1,559.3

Cost of sales:
Separative work units and uranium	1,473.6	1,349.2	1,148.4
U.S. government contracts and other	166.9	162.5	181.4

Total cost of sales	1,640.5	1,511.7	1,329.8

Gross profit	287.5	336.9	229.5
Special charges	—	3.9	7.3
Advanced technology costs	127.3	105.5	94.5
Selling, general and administrative	45.3	48.8	61.9
Other (income)	—	—	(1.0)

Operating income	114.9	178.7	66.8
Interest expense	16.9	14.5	40.0
Interest (income)	(33.8)	(6.2)	(10.5)

Income before income taxes	131.8	170.4	37.3
Provision for income taxes	35.2	64.2	15.0

Net income	$96.6	$106.2	$22.3

Net income per share:
Basic	$1.04	$1.22	$.26
Diluted	$.94	$1.22	$.26
Weighted average number of shares outstanding:
Basic	93.0	86.6	86.1
Diluted	105.8	86.8	86.6
Dividends per share	$—	$—	$.55

USEC Inc.
CONSOLIDATED BALANCE SHEETS
(millions, except share and per share data)

	December 31,
	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$886.1	$171.4
Accounts receivable – trade	252.9	215.9
Inventories:
Separative work units	677.3	701.7
Uranium	465.9	189.1
Materials and supplies	10.2	9.2

Total Inventories	1,153.4	900.0
Deferred income taxes	49.5	24.0
Other current assets	88.7	97.8

Total Current Assets	2,430.6	1,409.1
Property, Plant and Equipment, net	292.2	189.9
Other Long-Term Assets
Deferred income taxes	180.1	156.2
Deposit for surety bonds	97.0	60.8
Pension asset	67.1	13.8
Inventories	—	24.2
Bond financing costs, net	13.8	—
Goodwill	6.8	6.8
Intangibles	0.2	0.6

Total Other Long-Term Assets	365.0	262.4

Total Assets	$3,087.8	$1,861.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$162.2	$129.1
Payables under Russian Contract	112.2	105.3
Inventories owed to customers and suppliers	322.3	56.9
Deferred revenue and advances from customers	119.1	133.8

Total Current Liabilities	715.8	425.1
Long-Term Debt	725.0	150.0
Other Long-Term Liabilities
Depleted uranium disposition	98.3	71.5
Postretirement health and life benefit obligations	130.6	128.7
Pension benefit liabilities	23.0	20.2
Other liabilities	85.6	79.9

Total Other Long-Term Liabilities	337.5	300.3
Stockholders’ Equity
Preferred stock, par value $1.00 per share, 25,000,000 shares
authorized, none issued	—	—
Common stock, par value $.10 per share, 250,000,000 shares
authorized, 123,320,000 and 100,320,000 shares issued	12.3	10.0
Excess of capital over par value	1,186.2	970.6
Retained earnings	215.2	137.5
Treasury stock, 12,741,000 and 13,178,000 shares	(92.9)	(95.5)
Accumulated other comprehensive loss, net of tax	(11.3)	(36.6)

Total Stockholders’ Equity	1,309.5	986.0

Total Liabilities and Stockholders’ Equity	$3,087.8	$1,861.4

USEC Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(millions)

	Years Ended December 31,
	2007	2006	2005
Cash Flows From Operating Activities
Net income	$96.6	$106.2	$22.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39.5	36.7	35.0
Deferred income taxes	(40.6)	(13.4)	(43.2)
Impairment of intangible asset	—	2.6	—
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	(37.0)	40.8	(18.2)
Inventories – net (increase) decrease	36.2	176.1	76.3
Payables under Russian Contract – increase (decrease)	6.9	(6.3)	21.9
Deferred revenue, net of deferred costs – increase (decrease)	5.1	(3.7)	42.0
Accrued depleted uranium disposition	26.8	24.5	19.8
Accounts payable and other liabilities – increase (decrease).	(25.1)	(82.1)	26.2
Other, net	0.8	(3.3)	6.8

Net Cash Provided by Operating Activities	109.2	278.1	188.9

Cash Flows Used in Investing Activities
Capital expenditures	(137.2)	(44.8)	(26.3)
Deposits for surety bonds	(33.2)	(34.8)	—

Net Cash (Used in) Investing Activities	(170.4)	(79.6)	(26.3)

Cash Flows Provided by (Used in) Financing Activities
Borrowings under credit facility	75.1	133.8	4.7
Repayments under credit facility	(75.1)	(133.8)	(4.7)
Repayment and repurchases of senior notes, including premiums	—	(288.8)	(36.3)
Tax benefit related to stock-based compensation	0.9	0.4	—
Proceeds from issuance of convertible senior notes	575.0	—	—
Payments made for deferred financing costs	(14.3)	(0.3)	(3.5)
Common stock issued, net of issuance costs	214.3	2.5	8.8
Dividends paid to stockholders	—	—	(47.3)

Net Cash Provided by (Used in) Financing Activities	775.9	(286.2)	(78.3)

Net Increase (Decrease)	714.7	(87.7)	84.3
Cash and Cash Equivalents at Beginning of Period	171.4	259.1	174.8

Cash and Cash Equivalents at End of Period	$886.1	$171.4	$259.1

Supplemental Cash Flow Information
Interest paid	$6.9	$19.3	$32.6
Income taxes paid	101.9	107.3	38.7